EXHIBIT 99


                      BRAINERD INTERNATIONAL RACEWAY

Contacts: Richard Roe                        Jeffrey A. Chimovitz
          Vice President                     The Colonel's, Inc.
          Brainerd International, Inc.       313-438-4200
          612-475-1500



                     SHAREHOLDERS APPROVE ACQUISITION

MINNEAPOLIS (Nov. 21, 1995) -- Brainerd International, Inc. announced today the company's shareholders, at its annual meeting, approved the acquisition of The Colonel's, Inc. in exchange for the issuance of 23,500,000 shares of common stock of Brainerd International, Inc.

     The shareholders approved the reincorporation under the laws of the state of Michigan, which will result in a change of the corporation's name to The Colonel's International, Inc. and the authorization of additional shares of capital stock for the corporation.

     The shareholders also approved the transfer of Brainerd International Raceway to a separate wholly-owned subsidiary of the corporation, and the election of directors for the corporation.

     Donald J. Williamson and Ted Gans will serve as directors for a term of three years. Gary Moore and J. Daniel Frisina were elected to serve as directors for a term of two years and Richard L. Roe and Lisa Morrow were elected to serve as directors for a term of one year.

     The acquisition of The Colonel's, Inc. and the reincorporation of Brainerd International, Inc. will be effective on Dec. 31, 1995 after the filing of appropriate documentation with the states of Minnesota and Michigan.

     Brainerd International, Inc. owns and operates Brainerd International Raceway, a multi-purpose motorsports facility located in Brainerd, Minn. The Colonel's, Inc. is based in Milan, Mich. and is a leading supplier of plastic replacement bumpers and accessories for the automotive aftermarket industry.








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